Exhibit 99.2

The Form 8-K of the Company filed on August 26, 2013 contains forward-looking statements based on the Company’s current expectations. These forward-looking statements include, without limitation, references to expected technological, operational and financial benefits to the Company as a result of the acquisition of Ceregene, Inc.; the development and commercialization of product candidates of Ceregene, Inc; the potential earn-out payments under the Merger Agreement; the expected closing of the Acquisition; and the application of the acquired technology to the Company’s ZFP Therapeutic programs. Actual results may differ materially from these forward-looking statements due to a number of factors, including those described below and set forth under the caption “Risk Factors” in our filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

Updated Company Risk Factors

We may not be able to fully realize the expected benefits from the acquisition of Ceregene, Inc., and the operation of the new business of Ceregene, Inc. may subject us to additional risks

In August 2013, we entered into a definitive agreement to acquire Ceregene Inc. (“Ceregene”), including all of its therapeutic programs and related intellectual property and other assets. Although we expect to realize strategic, operational and financial benefits as a result of the acquisition, we cannot be certain whether, and to what extent, such benefits will be achieved in the future. In particular, the success of the acquisition will depend on our ability to efficiently and successfully integrate Ceregene’s business, including the prosecution of its CERE-110 Phase 2 clinical trial , and to apply Ceregene’s technology for a delivery vector based on adeno-associated virus (AAV) to advance our ZFP Therapeutics. There is no guarantee that any existing and future clinical trials of Ceregene’s product candidates, including CERE-110, will produce positive results, and failure to so may adversely affect our ability to validate the AAV delivery technology and apply such technology to our ZFP products as well as negatively impact our stock price. In April 2013, Ceregene reported that its top line data for the CERE-120 Phase 2b clinical trial for Parkinson’s disease did not demonstrate statistically significant efficacy in the primary endpoint. In addition, even if we obtain positive data from such clinical trials, there is no guarantee that the AAV delivery technology can be applied to our ZFP Therapeutics safely and effectively.

The acquisition of Ceregene also subjects us to additional operational and financial risks, including the following:

•	additional costs that we may need to incur in order to conduct and complete Ceregene’s therapeutic programs, including the CERE-110 Phase 2 clinical trial, and to comply with new regulatory requirements;

•	difficulties acquiring and developing the necessary expertise to continue the development AAV technologies and other acquired assets of Ceregene;

•	difficulties in coordinating research and development activities;

•	uncertainties in the business relationships with our collaborators and suppliers due to the acquisition;

•	difficulties in integrating Ceregene’s accounting systems and procedures, including internal control over financial reporting as required by Sarbanes-Oxley Act; and

•	lack of previous experiences in conducting Phase 2 trials of a gene therapy based on AAV vector delivery system.

In addition, the market price of our common stock may decline as a result of the merger if the integration of Ceregene is unsuccessful, takes longer than expected or fails to achieve the expected benefits to the extent anticipated by financial analysts or investors, or the effect of the acquisition on our financial results is otherwise not consistent with the expectations of financial analysts or investors.